Exhibit 10.1

LOAN AGREEMENT

This Agreement is made this 25th day of July, 2007.

BETWEEN:

TUCOWS.COM CO.

(the “Borrower”)

- and -

TUCOWS (DELAWARE), INC.

(“Delaware”)

- and -

TUCOWS, INC.

(“Tucows”)

- and -

MAILBANK NOVA SCOTIA CO.

(“Mailbank”)

- and -

TUCOWS DOMAIN HOLDINGS CO.

(“Domain”)

- and -

INNERWISE, INC.

(“Innerwise”)

- and -

BANK OF MONTREAL

(the “Bank”)

WHEREAS the Bank proposes to establish certain credit facilities for the Borrower pursuant to the Term Sheet (as hereinafter defined);

AND WHEREAS the Bank, the Borrower, Delaware, Tucows, Mailbank, Domain and Innerwise have entered into this loan agreement in order to provide for certain additional representations, warranties, covenants and other terms and conditions relating to such credit facilities;

NOW THEREFORE for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party, the parties agree as follows:

ARTICLE I - INTERPRETATION

Definitions

1.01           In this Agreement, the following words and phrases shall have the meanings set forth below:

“Acceleration Date” means the occurrence of an Event of Default;

“Advance” means any extension of credit by the Bank to the Borrower, including for greater certainty an extension of credit in the form of a loan, the establishment of an overdraft, the issuance of a Bankers’ Acceptance, or the entering into of a Hedging Agreement or Service Agreement;

“BIA” means the Bankruptcy and Insolvency Act (Canada), as amended from time to time;

“Bank” means Bank of Montreal;

“Banker’s Acceptance” means a bill of exchange or a depository bill as defined in the Depository Bills and Notes Act (Canada) drawn by the Borrower and accepted by the Bank in respect of which the Borrower becomes obligated to pay the face amount thereof to the holder (which may be a third party or the Bank) upon maturity;

“Borrower” means Tucows.com Co., a corporation incorporated under the laws of the Province of Nova Scotia, and its successors and assigns;

“Business Day” means a day on which the main branch of the Bank in Toronto is open for normal banking business, but not including a Saturday or Sunday;

“CBCA” means the Canada Business Corporations Act as it may be amended from time to time;

“Canadian Dollars” or “$” or “Cdn $” means the lawful money of Canada;

“Companies” means the Borrower, Delaware, Tucows, Mailbank, Domain and Innerwise; and “Company” means any one of them as the context requires;

“Delaware” means Tucows (Delaware), Inc., a corporation incorporated under the laws of the State of Delaware, and its successors and assigns;

“Domain” means Tucows Domain Holdings Co., a corporation incorporated under the laws of the Province of Nova Scotia, and its successors and assigns;

“Event of Default” means the occurrence of any of the following events:

(i)                                     if the Borrower fails to make punctual payment when due of any principal amount or interest or fees payable under the Term Sheet;
(ii)                                  if any representation or warranty made or given herein or in the Term Sheet, in any certificate delivered pursuant hereto, or in any financial statements delivered pursuant hereto is false or erroneous in any material respect and, in the case of any erroneous representation or warranty, if such error is not corrected within twenty (20) days following the day on which such error is made known to the Borrower or any Guarantor through written notification by the Lender or otherwise becomes known to the Borrower or any Guarantor;
(iii)                               if any Company is in default with respect to any indebtedness (other than amounts due to the bank under this Agreement, the Term Sheet or under any of the Security) in an amount in excess of $50,000 individually or $250,000 in aggregate or any event or condition occurs that results in any such indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of such indebtedness (or any trustee or agent on its or their behalf) to cause any such indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity;
(iv)                              if, other than in respect of any covenant to pay, there is any default or failure in the observance or performance of any other act hereby required to be done or any other covenant or condition hereby required to be observed or performed, and the default or failure continues for thirty (30) days following the day such default or failure becomes known to the Borrower or any Company through written notification by the Bank or otherwise becomes known to the Borrower or any Company;
(v)                                 if any provision of this Agreement, the Term Sheet or any Security shall for any reason cease to be valid, binding and enforceable in accordance with its terms (or any Company shall so assert in writing);
(vi)                              if an Insolvency Event should occur in connection with any Company;
(vii)                           if any action or event has occurred which has had or is expected to result in a Material Adverse Change;
(viii)                        if any Company suspends or ceases or threatens to suspend or cease its business; or
(ix)                                if any auditor’s opinion or report required to be delivered in accordance with this Agreement or the Term Sheet is qualified in any manner.

“Exchange Rate” in connection with any amount of Canadian Dollars to be converted into another currency pursuant to this Agreement for any reason, or vice-versa, means the Bank’s spot rate of exchange for converting Canadian Dollars into such other currency or vice-versa, as the case may be, quoted at approximately noon (Toronto time) on the effective date of such conversion.  Any advances made hereunder shall be repaid in the currency that the advances were made;

“Facilities” means the credit facilities established by the Bank for the Borrower pursuant to the Term Sheet; and “Facility” means any one of them as the context requires;

“Funded Debt” means all debt on which interest is paid, but does not include trade debt incurred in the ordinary course of business;

“GAAP” means generally accepted accounting principles as approved by the American Institute of Chartered Accountants in effect from time to time;

“Governmental Authority” means any: (i) federal, provincial, state, municipal, local or other governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign; (ii) any subdivision or authority of any of the foregoing; or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above;

“Guarantee” means any agreement by which any Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes liable upon, the obligation of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person or otherwise assures any creditor of such Person against loss, and shall include, without limitation, any contingent liability under any letter of credit or similar document or instrument; but shall not include liability arising from the endorsement of negotiable instruments for collection;

“Hazardous Materials” means any contaminant, pollutant or substance that is likely to cause harm or degradation to the surrounding environment or risk to human health and without restricting the generality of the foregoing, includes any pollutant, contaminant, waste, hazardous waste or dangerous goods present in such quantity or state that it contravenes any Requirements of Environmental Law;

“Hedging Agreements” means all agreements made between the Bank and the Borrower from time to time for the purpose of hedging currency risk and interest rate risk, including currency exchange agreements, interest rate exchange agreements (commonly known as “interest rate swaps”) and forward rate agreements;

“Indemnitees” means the Bank and its agents (specifically including a receiver or receiver-manager) and their respective officers, directors and employees, and includes the respective successors and assignees of the foregoing;

“Innerwise” means Innerwise, Inc., a corporation incorporated under the laws of the State of Illinois, and its successors and assigns;

“Insolvency Event” means any one or more of the following events:

•                                          any Company ceases to carry on its business; commits an act of bankruptcy; becomes insolvent; makes an assignment for the benefit of creditors; files a petition in bankruptcy or makes a proposal under the BIA; is adjudicated insolvent or bankrupt; or petitions or applies to any tribunal for the appointment of any receiver, trustee or similar liquidator;

•                                          any proceeding is commenced relating to any Company or to any material portion of its property under any Insolvency Legislation; or any receiver, trustee, manager, consultant, liquidator or similar party is appointed in respect of it or any of its property;

•                                          any Person takes possession of a material portion of the property of any Company by way of or in contemplation of enforcement of security, or a distress or execution or similar process is levied or enforced against any such property;

•                                          a judgment for the payment of money due in excess of $25,000 is obtained or entered against any Company and remains unpaid for a period of more than forty-five (45) days, unless such judgment is being contested in good faith by all necessary proceedings and a reserve has been established in an amount satisfactory to the Bank;

“Insolvency Legislation” means legislation in any applicable jurisdiction relating to reorganization, arrangement, compromise or re-adjustment of debt, dissolution or winding-up, or any similar legislation, and for greater certainty specifically includes the BIA, the Companies’ Creditors Arrangement Act (Canada) and the Winding-Up and Restructuring Act (Canada);

“Investment” means an investment by a Person, directly or indirectly, in another Person (whether such investment was made by the first-mentioned Person in such other Person or was acquired from a third party), including such investments in the form of common or preferred shares, debt obligations, capital contributions, partnership interests, joint ventures and similar arrangements, or the provision of a Guarantee in respect of the obligations of such other Person;

“Land” means real and immovable property (including leasehold lands) and includes all buildings, improvements, fixtures and plant situated thereon;

“Laws” means all statutes, codes, ordinances, decrees, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, or any provisions of such laws, including general principles of common and civil law and equity or policies or guidelines, to the extent such policies or guidelines have the force of law, binding on the Person referred to in the context in which such word is used; and “Law” means any of the foregoing;

“Leased Properties” means all Land in which any of the Companies have a leasehold interest from time to time; specifically including the Land listed in Schedule 3.01(j) attached hereto;

“Lien” means any lien, security interest, mortgage, pledge, hypothecation, assignment, deemed trust, right of garnishment, charge or other encumbrance whatsoever, including the lien of an attachment, judgment or execution, or any conditional sale or other title retention agreement, any lease which in substance creates a security interest, and the filing of, or agreement to give, any financing statement under the Personal Property Security Act (Ontario) or the comparable law of any other jurisdiction;

“Loan Documents” means this Agreement, the Security and all other agreements, documents, instruments and assurances required or contemplated herein to be provided by any Person;

“Mailbank” means Mailbank Nova Scotia Co., a corporation incorporated under the laws of the Province of Nova Scotia, and its successors and assigns;

“Material Adverse Change” in respect of any Company means any change or event which: (i) constitutes a material adverse change in the business, operations, condition (financial or otherwise), properties or prospects of the Company; (ii) could materially impair the Company’s ability to timely and fully perform its obligations under the Loan Documents provided by it; or (iii) could materially impair the ability of the Bank to enforce its rights and remedies under the Loan Documents;

“Minor Title Defects” means defects or irregularities in the title to Land which are of a minor nature and in the aggregate will not materially impair the present or contemplated use of such Land or materially affect the Security;

“Obligations” means, at any time, all direct and indirect, contingent and absolute obligations and liabilities of the Companies to the Bank under or in connection with the Term Sheet, this Agreement and the Security (or if the context requires, under or in connection with any Facility)

at such time, specifically including the outstanding principal amount of the Advances and all accrued and unpaid interest thereon, and all fees, expenses and other amounts payable pursuant to this Agreement and the Security;

“Owned Properties” means all Land in which any of the Companies have a freehold interest from time to time, specifically including those listed in Schedule 3.01(i);

“Pension Plan” means a pension plan or pension benefit plan applicable to employees of any Company which is subject to funding requirements established by applicable pension benefits legislation in any jurisdiction;

“Permitted Funded Debt” means: (i) the Obligations; (ii) indebtedness secured by Permitted Liens; and (iii) Subordinated Debt;

“Permitted Liens” in respect of any Company means the following:

•                                          Statutory Liens affecting the Company’s property not at the time overdue, unless being contested in good faith by all necessary proceedings and in respect of which a reserve has been established in an amount satisfactory to the Bank;

•                                          security granted by the Company to a public utility, municipality or other statutory or public authority to secure its obligations incurred in the ordinary course of its business for utility services, municipal taxes or other similar services or obligations;

•                                          Minor Title Defects affecting any Owned Properties in which the Company has an interest;

•                                          Purchase-Money Security Interests incurred or assumed by the Company in connection with the purchase or leasing of capital equipment in the ordinary course of business, provided that the restrictions on capital expenditures and all other applicable terms and conditions contained in the Term Sheet and this Agreement are complied with;

•                                          Liens securing Subordinated Debt incurred by the Company; and

•                                          the Security granted by or in respect of the Company;

provided that the use of the term “Permitted Liens” to describe such Liens shall mean that they are permitted to exist (whether in priority to or subsequent in priority to the Security, as determined by applicable law), and shall not be interpreted as meaning that Liens are entitled to priority over the Security;

“Person” includes an individual, corporation, partnership, trust, unincorporated association, Governmental Authority or any combination of the foregoing;

“Purchase-Money Security Interest” means: (i) a Lien on any property or asset which is created, issued or assumed to secure the unpaid purchase price thereof, provided that such Lien is restricted to such property or asset and secures an amount not in excess of the purchase price thereof; or (ii) a lease of any property or asset which in substance constitutes a security interest

(commonly called a “capital lease”), provided that such lease is restricted to such property or asset and secures an amount not in excess of the obligations under such lease;

“Related Person” in relation to any Person means any subsidiary, affiliate or associate (as such terms are defined in the CBCA) of such Person;

“Requirements of Environmental Law” means (i) requirements imposed by or pursuant to statutes, regulations and by-laws, (ii) requirements announced by a Governmental Authority as having immediate effect, provided that at the time of making such announcement such Governmental Authority also states its intention of enacting legislation to confirm such requirements retroactively, (iii) all directives, policies and guidelines issued by any Governmental Authority charged with the administration thereof which have the force of law, and (iv) all requirements imposed under any clean-up, compliance or other order made pursuant to any of the foregoing, in each and every case relating to environmental, health or safety matters including, but not limited to, all such obligations and requirements which relate to solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation and exposure to Hazardous Materials;

“Security” means all security agreements, Guarantees and other documents and agreements previously given or hereafter provided by any Person to the Bank from time to time as security for the payment and performance of all present and future, direct and indirect obligations of the Companies to the Bank;

“Service Agreements” means agreements between any Company and the Bank in respect of cash management, payroll or other banking services;

“Statutory Lien” means a Lien in respect of any property or assets of a Company created by or arising pursuant to any applicable legislation in favour of any Person (such as but not limited to a Governmental Authority), including a Lien for the purpose of securing the Company’s obligation to deduct and remit employee source deductions and goods and services tax pursuant to the Income Tax Act (Canada), the Excise Tax Act (Canada), the Canada Pension Plan (Canada), the Employment Insurance Act (Canada) and any federal or provincial legislation similar to or enacted in replacement of the foregoing from time to time;

“Subordinated Debt” in respect of any Company means indebtedness of the Company to any Person in respect of which the holder thereof has entered into a subordination agreement in form and substance satisfactory to the Bank, registered in all places where necessary or desirable to protect the priority of the Security, which shall provide (among other things) that: (i) the payment of principal and interest on such indebtedness is postponed to the payment and satisfaction of the Obligations, except to the extent as may be otherwise agreed in writing by the Bank; (ii) any security held in respect of such indebtedness is subordinated to the Security; and (iii) the holder of such indebtedness may not take any enforcement action in respect of such indebtedness or any security held by it without the prior written consent of the Bank, but for greater certainty will not include indebtedness to trade creditors incurred by any of the Companies in the ordinary course of business;

“Subsidiary” has the meaning ascribed thereto in the CBCA;

“Term Sheet” means the term sheet dated July 19, 2007 issued by the Bank and accepted by the Borrower, a copy of which is attached hereto as Exhibit “A”, as it may be amended, restated or replaced from time to time;

“Total Funded Debt” has the meaning ascribed thereto in the Term Sheet, but, for greater certainty, includes any vendor-take bank notes or similar indebtedness, including, without limitation, the unsecured notes totally approximately $6,000,000 issued in connection with the acquisition of Mailbank.com Inc. due in June, 2008;

“Tucows” means Tucows, Inc., a corporation incorporated under the laws of the State of Pennsylvania, and its successors and assigns;

Accounting Principles

1.02         Any reference in this Agreement to generally accepted accounting principles shall be deemed to refer to accounting principles approved from time to time by the American Institute of Chartered Accountants as at the date on which such calculation is required.  Unless otherwise provided herein, all financial terms used in this Agreement shall be determined in accordance with generally accepted accounting principles.  Where the character or amount of any asset or liability or item of revenue or expense is required to be determined, or any consolidation or other computation is required to be made for the purpose of this Agreement, such determination or calculation shall be made in accordance with generally accepted accounting principles applied on a consistent basis, unless otherwise indicated.

Currency References

1.03         All monetary amounts referred to in this Agreement are in Canadian Dollars unless otherwise noted.

References to Statutes

1.04         Whenever in this Agreement reference is made to a statute or regulations made pursuant to a statute, such reference shall be deemed to include all amendments to such statute or regulations from time to time and all statutes or regulations which may come into effect from time to time substantially in replacement thereof.

Extended Meanings

1.05         Words importing the singular number include the plural and vice-versa.  When used in the context of a general statement followed by a reference to one or more specific items or matters, the term “including” shall mean “including, without limitation”, and the term “includes” shall mean “includes, without limitation”. Unless otherwise expressly stated herein, if reference is made to any action or matter which requires the consent of the Bank or which is required to be completed to the satisfaction of the Bank, the discretion of the Bank to give such consent or to confirm its satisfaction with such action or matter shall be absolute and unfettered.

Schedules

1.06         The following exhibits and schedules are attached to this Agreement and incorporated herein by reference:

Exhibit “A” -                                                                                                    Term Sheet

Schedule 3.01(b)                                                                                Companies’ Information

Schedule 3.01(i) -                                                                           Owned Properties

Schedule 3.01(j) -                                                                           Leased Properties

Schedule 3.01(l) -                                                                             Insurance Policies

Schedule 3.01(m) -                                                                       Collective Agreements

Schedule 3.01(o) -                                                                       Litigation

Schedule 3.01(p) -                                                                       Pension Plans

ARTICLE II - GENERAL CONDITIONS

Evidence of Obligations (Noteless Advances)

2.01         The Bank shall open and maintain, in accordance with its usual practice, accounts evidencing the Obligations; and the information entered in such accounts shall constitute prima facie evidence of the Obligations absent manifest error.  The Bank may, but shall not be obliged to, request the Borrowers to execute and deliver from time to time such promissory notes as may be required as additional evidence of the Obligations.

Place and Time of Advances and Payments; Authority to Debit Account

2.02

(a)           Advances to the Borrowers shall be made by the Bank through its main branch at Toronto, Ontario; and all payments of principal, interest and other amounts to be made by the Borrower pursuant to this Agreement shall be made at such branch.

(b)           All payments received by the Bank on a Business Day before 12:00 noon Toronto time shall be treated as having been received by the Bank on that day; payments made after such time on a Business Day shall be treated as having been received by the Bank on the next Business Day.

(c)           The Borrower hereby irrevocably authorizes the Bank to debit any account maintained by the Borrower with the Bank from time to time in order to pay any amount of principal, interest, fees, expenses or other amounts payable by the Borrower pursuant to this Agreement.

(d)           Prior to any Advance all conditions precedent set out in the Term Sheet must be satisfied or waived in writing by the Bank.

Matters Relating to Interest

2.03

(a)           Unless otherwise indicated, interest shall be calculated daily and shall be payable monthly in arrears on the last day of each and every month; provided that if the last day of a month is not a Business Day, such payment shall be made on the next Business Day and interest shall continue to accrue and be payable until the date of such payment. Interest shall accrue from and including the day upon which an Advance is made or is deemed to have been made, and ending on but excluding the day on which such Advance is repaid or satisfied.

(b)           Unless otherwise stated, in this Agreement if reference is made to a rate of interest, fee or other amount “per annum” or a similar expression is used, such interest, fee or other amount shall be calculated on the basis of a year of 365 or 366 days, as the case may be.  If the amount of any interest, fee or other amount is determined or expressed on the basis of a period of less than one year of 365 or 366 days, as the case may be, the equivalent yearly rate is equal to the rate so determined or expressed, divided by the number of days in the said period, and multiplied by the actual number of days in that calendar year.

(c)           Notwithstanding any other provisions of this Agreement, if the amount of any interest, premium, fees or other monies or any rate of interest stipulated for, taken, reserved or extracted under this Agreement, the Term Sheet or the Security would otherwise contravene the provisions of section 347 of the Criminal Code (Canada), section 8 of the Interest Act (Canada) or any successor or similar legislation, or would exceed the amounts which the Bank is legally entitled to charge and receive under any Law to which such compensation is subject, then such amount or rate of interest shall be deemed to have been charged or paid by mutual mistake (the parties having no intention of contravening any such provision) and shall be reduced to such maximum amount as would not contravene such provision; and to the extent that any excess has been charged or received the Bank shall apply such excess against the Obligations and refund any further excess amount.

Bankers’ Acceptances

2.04         The Borrower agrees to execute the Bank’s standard form of application and indemnity agreement and all other documentation required by the Bank with respect to any Bankers’ Acceptance to be issued by the Bank for the account of the Borrower.

Determination of Equivalent Amounts

2.05         Whenever it is necessary or desirable in this Agreement to determine the equivalent amount in Canadian Dollars of an amount expressed in U.S. Dollars, or vice-versa, the equivalent amount shall be determined by reference to the applicable Exchange Rate in effect as at the date of such determination.

Illegality

2.06         The obligation of the Bank to make Advances shall be suspended if and for so long as it is unlawful or impossible for the Bank to maintain the Facilities or make Advances as a result of the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency.

ARTICLE III - REPRESENTATIONS AND WARRANTIES

Representations and Warranties

3.01         Each Company which is a signatory hereto hereby represents and warrants to the Bank as follows, with respect to itself and also with respect to each of its Subsidiaries:

(a)                                  Corporate Status — It has been duly incorporated (or amalgamated, as applicable) and organized and is validly subsisting under the laws of its jurisdiction of incorporation and is up-to-date in respect of all required corporate filings.

(b)                                 Companies’ Information - Schedule 3.01(b) attached hereto contains a true and complete list of the Companies and their Subsidiaries, together with the following information in respect of each Company and Subsidiary: issued and outstanding share capital, registered and beneficial shareholders, jurisdiction of incorporation, registered or head office, principal place of business, all locations at which it has places of business or owns assets, the particulars of all bank accounts held by it, and the extent to which Investments have been made therein by any other Company of Subsidiary.

(c)                                  No Conflict with Charter Documents - There are no provisions in its charter documents or by-laws or in any shareholders’ agreement affecting it which restrict or limit its powers to borrow money, issue debt obligations, guarantee the payment or performance of the obligations of others, or otherwise encumber all or any of its property, now owned or subsequently acquired.

(d)                                 No Conflicting Agreements - Neither the consummation of the transactions contemplated by this Agreement, the execution and delivery to the Bank of the Security, nor compliance with the terms, provisions and conditions of this Agreement or the Security will conflict with, result in a breach of, or constitute a default under its charter documents or by-laws or any agreement or instrument to which it is a party or is otherwise bound, and does not require the consent or approval of any Person, other than consents or approvals which have been obtained unconditionally and without imposition of any material conditions.

(e)                                  Power and Authority - It has full corporate power, authority and capacity to enter into those Loan Documents to which it is a party and to perform its obligations contained therein. Neither the consummation of the transactions contemplated by this Agreement and all other agreements contemplated hereunder, nor compliance with the terms, provisions and conditions thereof, will conflict with, result in a breach of, or constitute a default under its charter documents, by-laws or any agreement among its shareholders, or result in a breach of, default under or the creation of any Lien on its properties under any agreement or instrument to which it is a party or by which its property and assets may be bound or affected, and does not require the consent or approval of any Person.

(f)                                    Loan Documents - It has taken or caused to be taken all necessary action to authorize, and has duly executed and delivered the Loan Documents to which it is a party. The said Loan Documents provided by it constitute legal, valid and binding obligations, enforceable against it in accordance with the terms and provisions hereof, subject to laws of general application affecting creditors’ rights and the discretion of the court in awarding equitable remedies.

(g)                                 Conduct of Business; - It is in compliance in all material respects with all applicable Laws of each jurisdiction in which it carries on business and is duly licensed, registered and qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the property owned or leased by it make such qualification necessary, except where the failure to be so qualified would not result in a Material Adverse Change in respect of any Company.

(h)                                 Ownership of Assets - It owns, possesses and has a good and marketable title to its undertaking, property and assets, free and clear of any and all Liens except for Permitted Liens; and it has no commitment or obligation (contingent or otherwise) to grant any Liens except for Permitted Liens. No event has occurred which constitutes, or which with the giving of notice, lapse of time or both would constitute, a material default under any Permitted Lien.

(i)                                     Owned Properties - Schedule 3.01(i) attached hereto contains a true and complete list of the Owned Properties.  Each Company or Subsidiary listed on such schedule as the owner of an Owned Property is the registered and beneficial owner of such Owned Property, having good and marketable title thereto free of all Liens other than Permitted Liens (and Liens which will be discharged from the proceeds of the first Advance hereunder).

(j)                                     Leased Properties - Schedule 3.01(j) attached hereto contains a true and complete list of the Leased Properties. A true and complete copy of each said lease has been provided to the Bank.

(k)                                  Intellectual Property - It possesses or has the right to use all licenses, franchises, permits, registrations, patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other forms of intellectual property material to the conduct of its business, each of which is in good standing in all material respects; and has the right to use such intellectual property without violation of any rights of others with respect thereto.

(l)                                     Insurance - Schedule 3.01(l) attached hereto contains a true and complete list of all insurance policies held by the Companies and their Subsidiaries. In the last three years no insurance policy held by the Companies or any of their Subsidiaries has been cancelled by the insurer, and no insurer has refused to renew any such insurance coverage.

(m)                               Labour Agreements - Schedule 3.01(m) attached hereto contains a true and complete list of all collective agreements presently in effect between the Companies and their Subsidiaries and any labour union or employee association. Except for the said collective agreements listed in Schedule 3.01(m), neither the Companies nor any of their Subsidiaries are under any obligation to assume any such contracts to or conduct negotiations with any labour union or employee association with respect to any future agreements, and it is not aware of any current attempts to organize or establish any such labour union or employee association.

(n)                                 Environmental Laws - Its business, operations, assets, equipment, property, leaseholds and other facilities are in compliance in all material respects with all Requirements of Environmental Law, specifically including all Requirements of Environmental Law concerning the storage and handling of Hazardous Materials.

(o)                                 Litigation - Except as disclosed in Schedule 3.01(o) attached hereto, there are no actions, suits or proceedings pending or to the best knowledge of each of the Companies or any of their Subsidiaries threatened against it in any court or before or by any federal, provincial, municipal or other Governmental Authority where there is a reasonable likelihood that the liability of the Companies or any one of them will exceed $250,000.

(p)                                 Pension Plans - Schedule 3.01(p) attached hereto contains a true and complete list of all Pension Plans established by the Companies and their Subsidiaries. No steps have been taken to terminate any such Pension Plan (in whole or in part), no contribution failure has occurred with respect to any such Pension Plan sufficient to give rise to a Lien under any applicable laws of any jurisdiction, and no condition exists and no event or transaction has occurred with respect to any such Pension Plan which might result in the incurrence by any Company or Subsidiary of any material liability, fine or penalty. Each such Pension Plan is in compliance in all material respects with all applicable pension benefits and tax laws, (i) all contributions (including employee contributions made by authorized payroll deductions or other withholdings) required to be made to the appropriate funding agency in accordance with all applicable laws and the terms of such Pension Plan have been made in accordance with all applicable laws and the terms of such Pension Plan, (ii) all liabilities under such Pension Plan are funded, on a going concern and solvency basis, in accordance with the terms of the respective Pension Plans, the requirements of applicable pension benefits laws and of applicable regulatory authorities and the most recent actuarial report filed with respect to the Pension Plan, and (iii) no event has occurred and no conditions exist with respect to any such Pension Plan that has resulted or could reasonably be expected to result in such Pension Plan having its registration revoked or refused for the purposes of any applicable pension benefits or tax laws or being placed under the administration of any relevant pension benefits regulatory authority or being required to pay any taxes or penalties under any applicable pension benefits or tax laws.

(q)                                 Financial Statements - The most recent yearend financial statements and interim financial statements delivered to the Bank for each of the Companies and their Subsidiaries have been prepared in accordance with GAAP on a basis which is consistent with the previous fiscal period, and present fairly such Company’s or Subsidiary’s:

(a)                                  assets and liabilities (whether accrued, absolute, contingent or otherwise) and financial condition as at the dates therein specified;

(b)                                 sales, earnings and results of its operations during the periods covered thereby; and

(c)                                  in the case of the yearend financial statements, changes in financial position;

and since the dates of the said yearend financial statements and interim financial statements, as the case may be, no liabilities have been incurred by such Company or Subsidiary except in the ordinary course of business and no change or event has occurred which constitutes a Material Adverse Change in such Company’s or Subsidiary’s business, operations, condition (financial or otherwise) or properties or which could materially impair its ability to timely and fully perform its obligations under the Loan Documents, or materially impair the ability of the Bank to enforce its rights and remedies under this Agreement or the Security.

(r)                                    Financial and Other Information - All financial and other information provided by or in respect of it to the Bank was true, correct and complete in all material respects when provided; and no information, exhibit, or report furnished by it to the Bank contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statement contained therein not materially misleading.

(s)                                  No Guarantees - It has not granted any Guarantees, except for Guarantees which comprise part of the Security.

(t)                                    Tax Returns - It has duly and timely filed all tax returns required to be filed by it, and has paid all taxes which are due and payable by it or has obtained extensions from the applicable taxing authority to file such statements and has then filed such tax returns within the extended time periods.  It has also paid all other taxes, charges, penalties and interest due and payable under or in respect of all assessments and re-assessments of which it has received written notice. There are no actions, suits, proceedings, investigations or claims pending or to the best knowledge of each of the Companies, threatened against it in respect of taxes, governmental charges or assessments or any material matters under discussion with any Governmental Authority relating to taxes, governmental charges or assessments asserted by any such Governmental Authority.

(u)                                 Statutory Liens - It has remitted on a timely basis all amounts required to have been withheld and remitted (including withholdings from employee wages and salaries relating to income tax, employment insurance and Canada Pension Plan contributions), goods and services tax and all other amounts which if not paid when due could result in the creation of a Statutory Lien against any of its property, except for Permitted Liens.

(v)                                 Full Disclosure - All factual information furnished by it to the Bank (including without limitation in the Term Sheet, this Agreement and the Security) for the purposes of or in connection with this Agreement, is true and accurate in all material respects on the date as of which such information is dated or certified and is not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading at such time in light of the circumstances under which such information was provided.

Survival of Representations and Warranties

3.02         Each Company hereby acknowledges that the Bank is relying upon the foregoing representations and warranties in connection with the establishment and continuation of the Facilities. The said representations and warranties shall survive the execution and delivery of this Agreement and the making of all Advances from time to time hereunder, notwithstanding any investigations which may be made by the Bank.

ARTICLE IV - COVENANTS

Positive Covenants

4.01         Each Company hereby covenants and agrees with the Bank that it will, and will cause each of its Subsidiaries, to:

(a)                                  Prompt Payment - in the case of the Borrower, pay all principal, interest and other amounts payable by it to the Bank pursuant to the Term Sheet and this Agreement promptly when due;

(b)                                 Compliance with Agreements with Bank - perform and satisfy all covenants and obligations to be performed by it under those Loan Documents to which it is a party and under any other agreement or undertaking now or hereafter made between it and the Bank;

(c)                                  Notice of Certain Events - give prompt written notice to the Bank of: (i) any contravention of or non-compliance by any Company with any terms and conditions of any Loan Document; (ii) any Material Adverse Change affecting any Company or Subsidiary; or (iii) any event or occurrence which could with the giving of notice, lapse of time or both result in a Material Adverse Change affecting any Company or Subsidiary;

(d)                                 Preservation of Corporate Existence - maintain its corporate existence, preserve its rights, powers, material licences, material privileges, franchises and goodwill, and exercise any rights of renewal or extensions of any leases, licences, concessions, franchises or any other rights whatsoever which are necessary or material to the conduct of its business and carry on and conduct its business in a proper and efficient manner so as to protect its property and the earnings, income, rents and profits of its business; and not materially change the nature of its business;

(e)                                  Maintain Records - keep and maintain full and accurate accounts and records of its operations in accordance with GAAP;

(f)                                    Inspection - permit the Bank and its employees and agents to enter upon and inspect its property, assets, books and records from time to time upon reasonable notice and during regular business hours and conduct environmental investigations of its properties and assets; and it shall execute and deliver all consents and further assurances as may be necessary or desirable in order for the Bank and its agents to obtain information from Governmental Authorities and other Persons with respect to such matters;

(g)                                 Payment of Taxes, etc. - pay and discharge promptly when due (i) all taxes, assessments and governmental charges or levies lawfully imposed upon it or upon its property, except to the extent that it is diligently contesting any such taxes, assessments, charges or levies in good faith and has established reserves satisfactory to the Bank or has obtained the consent from the taxing authorities to file such statements at a later date and then will comply with the terms of such extension consent; and (ii) all claims which, if unpaid, might become a Lien affecting its property, except for Permitted Liens;

(h)                                 Insurance - obtain from financially responsible insurance companies and maintain insurance policies as would be considered prudent for similar businesses, all of which policies of insurance shall be in such amounts as may be reasonably required by the Bank and shall include a standard mortgage clause approved by the Insurance Bureau of Canada; and cause the interest of the Bank to be noted as first mortgagee and loss payee on all property insurance policies and as an additional insured under all liability insurance policies; and provide the Bank with certificates of insurance and certified copies of such policies from time to time upon request;

(i)                                     Compliance with Laws - comply in all material respects with all applicable laws, rules, governmental restrictions and regulations (specifically including all Requirements of Environmental Law) and obtain and maintain in good standing in all material respects all material leases, licences, permits and approvals from any and all Governmental Authorities required in respect of its operations;

(j)                                     Maintenance of Properties - maintain and preserve all of its properties used in the conduct of its business in good working order and condition;

(k)                                  Notice of Default - provide prompt notice to the Bank of the occurrence of an Event of Default or any event which, with the giving of notice or passage of time, could result in an Event of Default;

(l)                                     Books and Records - provide reasonable access to the Bank to all of the books and records of any of the Companies upon request by the Bank;

(m)                               Bank Accounts - maintain all of its bank accounts with the Bank; and

(n)                                 Further Assurances - provide the Bank with such further security, information, financial data, documentation and other assurances as the Bank may reasonably require from time to time.

Negative Covenants

4.02         Each Company hereby covenants and agrees that it will not, and will ensure that each of its Subsidiaries does not, without the prior written consent of the Bank:

(a)                                  Funded Debt - create or incur Funded Debt, except Permitted Funded Debt;

(b)                                 Payments on Permitted Funded Debt - make any payment of principal or interest in respect of any Permitted Funded Debt (other than indebtedness to the Bank and purchase money security interests);

(c)                                  Liens - create or permit to exist any Liens in respect of any of any of its properties, assets or undertaking, except for Permitted Liens provided that the Companies may not enter into Purchase Money Security Interests in excess of $250,000 in any consecutive twelve (12) month period;

(d)                                 Disposition of Assets - directly or indirectly sell or otherwise dispose of, by conveyance, transfer, lease, declaration of trust or by any other manner whatsoever, any of its properties or assets, except for the sale of inventory and obsolete equipment in the ordinary course of business;

(e)                                  Corporate Changes - liquidate or dissolve or enter into any amalgamation, consolidation, merger, partnership, joint venture or other combination, or enter into any like transaction whereby all or substantially all of its undertaking, property and assets would become the property of any other corporation or Person, whether by way of reconstruction, reorganization, recapitalization, consolidation, amalgamation, merger, transfer, sale or otherwise; issue any securities which would result in any of the Companies issuing more than ten percent (10%) of the issued and outstanding shares of such Company to an entity other than the Companies, or materially change the nature of its business; provided however that the Companies may amalgamate with any existing wholly owned Subsidiaries provided such transaction is not a significant transaction;

(f)                                    Guarantees - become obligated under Guarantees, other than Guarantees which comprise part of the Security;

(g)                                 Investments - make or acquire an Investment in any Person;

(h)                                 Distributions - make any distribution to any shareholder whether by way of dividend, transfer or otherwise;

(i)                                     Contracts with Related Persons - enter into any contract with any Related Person unless all terms and conditions thereof (specifically including the price) are commercially reasonable; or

(j)                                     Change of Control - enter into any transaction which would result in a change of control (as such term is defined in the Business Corporations Act (Ontario)) of such Company.

Financial Covenants

4.03         Each Company agrees to comply with all financial covenants and restrictions contained in the Term Sheet.

Reporting

4.04         Each Company agrees to comply with all reporting covenants contained in the Term Sheet; and also agrees to provide such additional financial information and documents as the Bank may reasonably require from time to time.

Security

4.05         Each Company agrees to provide or cause to be provided to the Bank all security contemplated in the Term Sheet.

ARTICLE V- ACCELERATION AND REMEDIES

Acceleration

5.01         The Obligations are payable in accordance with the terms of the Term Sheet, notwithstanding anything to the contrary contained in the Term Sheet or the Security. In addition, the Obligations shall become immediately due and payable upon the occurrence of an Event of Default, without any demand or notice to the Borrower by the Bank.

Acceleration of Certain Contingent Obligations

5.02         At any time after the Acceleration Date, the Bank may (but shall not be obliged to) at any time and from time to time, upon written notice to the Borrower, make a loan to the Borrower in an amount equal to the face amount of any outstanding Bankers’ Acceptance.  Such loan shall bear interest at the highest rate applicable under the Facilities. The Bank shall hold the proceeds of such loan in a deposit account to satisfy the Bank’s obligations under the said contingent obligations upon the maturity thereof.

Combining Accounts; Set-Off

5.03         At any time after the Acceleration Date, in addition to and not in limitation of any rights now or hereafter granted under applicable law, the Bank may at any time and from time to time, without notice to the Companies, set off any or all direct and indirect, contingent and absolute indebtedness, obligations and liabilities of the Bank to any Company against any direct or indirect, contingent or absolute indebtedness, obligations and liabilities of such Company to the Bank. Without limiting the generality of the foregoing, the Bank may from time to time:

(a)                                  combine, consolidate or merge any or all of the deposits or other accounts maintained by any Company with the Bank (whether term, notice, demand or otherwise and whether matured or unmatured) and such Company’s direct or indirect, contingent or absolute indebtedness, obligations and liabilities to the Bank; and

(b)                                 set off, apply or transfer any or all sums standing to the credit of any such deposits or accounts in or towards the satisfaction of such Company’s direct or indirect, contingent or absolute indebtedness, obligations and liabilities to the Bank.

Appropriation of Monies

5.04         At any time after the Acceleration Date, the Bank may from time to time appropriate any proceeds of realization of the Security against such portion of the Obligations as the Bank may determine in its discretion, and the Companies may not require any different appropriation.  The taking of a judgment or any other action or dealing whatsoever by the Bank in respect of the Security shall not operate as a merger of any of the Obligations or in any way affect or prejudice the rights, remedies and powers which the Bank may have, and the foreclosure, surrender, cancellation or any other dealing with any Security or any portion of the Obligations shall not release or affect the liability of the Companies or any other Person in respect of the remaining portion of the Obligations.

No Further Advances

5.05         The Bank shall not be obliged to make any further Advances (including honouring any cheques drawn by the Borrowers which are presented for payment) from and after the earliest to occur of the following: (i) delivery by the Bank to a Borrower of a demand for payment of the Obligations; (ii) delivery by the Bank to a Borrower of a written notice that such Borrower is not in compliance with any terms or conditions of any of the Loan Documents and that as a result thereof no further Advances will be made; (iii) the occurrence of an Event of Default; and (iv) receipt by the Bank of any garnishment notice or other notice of similar effect in respect of any Company pursuant to the Income Tax Act (Canada) or any similar notice under any other statute.

Judgment Currency

5.06         If for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Agreement it becomes necessary for the Bank to convert into the currency of such jurisdiction (in this section called the “Judgment Currency”) any amount due to the Bank hereunder in any currency other than the Judgment Currency, then conversion shall be made at the Exchange Rate prevailing on the Business Day before the day on which judgment is given.  In the event that there is a change in the Exchange Rate prevailing between the Business Day before the day on which the judgment is given and the date of payment of the amount due, the Borrower will, on the date of payment, pay such additional amounts (if any) or be entitled to receive reimbursement of such amount, if any, as may be necessary to ensure that the amount paid on such date is the amount in the Judgment Currency which when converted at the Exchange Rate prevailing on the date of payment is the amount then due under this Agreement in such other currency.  Any additional amount due by the Borrower under this section will be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of this Agreement.

Remedies Cumulative

5.07         All of the rights and remedies granted to the Bank in this Agreement, and any other documents or instruments in existence between the parties or contemplated hereby, and any other rights and remedies available to the Bank at law or in equity, shall be cumulative.  The exercise or failure to exercise any of the said remedies shall not constitute a waiver or release thereof or of any other right or remedy, and shall be non-exclusive.

Insolvency Proceedings

5.08         If any Company intends to apply for protection from its creditors under any Insolvency Legislation, including without limitation making an assignment for the general benefit of creditors, making a proposal or filing a notice of intention to make a proposal, the Borrower agrees to provide the Bank with not less than five Business Days’ prior written notice before any of the aforementioned proceedings are commenced together with copies of all relevant filing materials, including, without limitation, copies of draft court orders, plans of compromise, proposals and notices of intention. During this notice period the Bank may, in its sole discretion, elect to exercise any and all rights and remedies as set out in this Agreement.

ARTICLE VI - GENERAL

Waivers to be in Writing

6.01         Any failure or delay by the Bank in exercising any right or privilege with respect to the non-compliance with any provisions of this Agreement by any Company and any course of action on the part of the Bank, shall not operate as a waiver of any rights of the Bank unless made in writing by the Bank. Any such waiver shall be effective only in the specific instance and for the purpose for which it is given and shall not constitute a waiver of any other rights and remedies of the Bank with respect to any other or future non-compliance.

Governing Law

6.02         This Agreement shall be interpreted in accordance with the laws of the Province of Ontario. Without prejudice to the right of the Bank to commence any proceedings with respect to this Agreement in any other proper jurisdiction, the parties hereby attorn and submit to the jurisdiction of the courts of the Province of Ontario.

Bank’s Expenses

6.03         Whether or not the transactions contemplated by this Agreement are completed or Advances are made, the Borrower agrees to pay on demand by the Bank all reasonable expenses incurred by the Bank, including reasonable legal fees, in connection with this Agreement, the Term Sheet, the Security and all documents contemplated hereby, including: the preparation, administration or interpretation of such documents, the protection and enforcement of the rights of the Bank provided for thereby, the enforcement of the Security, and the preparation of any waivers, partial discharges and similar matters which may be required; together with interest after demand at the highest rate applicable to the Facilities.  The Borrower hereby authorizes the Bank to debit its account in order to pay any such expenses from time to time.

Interest on Unpaid Costs and Expenses

6.04         If a Borrower fails to pay when due any amount in respect of costs or expenses or any other amount required to be paid by it hereunder (other than principal or interest on Advances), it shall pay interest on such unpaid amount from the time such amount is due until paid at the rate equal to the highest rate of interest then applicable to the Facilities.

Notice

6.05         Without prejudice to any other method of giving notice, all communications provided for or permitted hereunder shall be in writing and delivered to the addressee by prepaid private courier or sent by telecopy to the applicable address and to the attention of the officer of the addressee as follows:

(a)                                  to any Company:

96 Mowat Avenue.

Toronto, Ontario

M6k 3M1

Attention: President

Fax no.: (416) 531-1257

(b)                                 to the Bank:

6th Floor, 302 Bay Street

Toronto, Ontario

M5X 1A1

Attention: Mark Shoniker

Fax no. (416) 643-1675

Any communication transmitted by prepaid private courier shall be deemed to have been validly and effectively given or delivered on the Business Day after which it is submitted for delivery. Any communication transmitted by telecopy shall be deemed to have been validly and effectively given or delivered on the day on which it is transmitted, if transmitted on a Business Day on or before 5:00 p.m. (local time of the intended recipient), and otherwise on the next following Business Day. Any party may change its address for service by notice given in the foregoing manner.

Severability

6.06         Any provision of this Agreement which is illegal, prohibited or unenforceable in any jurisdiction, in whole or in part, shall not invalidate the remaining provisions hereof; and any such illegality, prohibition or unenforceability in any such jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Further Assurances

6.07         Each Company shall, at its expense, promptly execute and deliver or cause to be executed and delivered to the Bank upon request from time to time all such other and further documents, agreements, opinions, certificates and instruments in compliance with this Agreement, or if necessary or desirable to more fully record or evidence the obligations intended to be entered into herein, or to make any recording, file any notice or obtain any consent.

Time of the Essence

6.08         Time shall be of the essence of this Agreement.

Assignment and Participation

6.09         The Borrower may not assign any of its rights and obligations hereunder without the prior written consent of the Bank.  The Bank may from time to time assign all or any portion of its rights and obligations under this Agreement to other Persons in accordance with the provisions of the Term Sheet. The Borrower agrees to execute and deliver such documents and assurances in favour of any such assignees or new parties as may be reasonably required to evidence their consent to and carry out the foregoing.

Effect of Term Sheet

6.10         The parties acknowledge that the Term Sheet remains in full force and effect and that the terms and conditions contained in this Agreement are supplementary to and not in substitution for the terms and conditions contained in the Term Sheet. To the extent that there is any inconsistency between a provision of this Agreement and a provision of the Term Sheet, the said provision in this Agreement shall be paramount and shall supersede the said provision of the Term Sheet.

Inconsistencies with Security

6.11         To the extent there is any inconsistency between a provision of the Term Sheet or this Agreement and a provision of any other Loan Document, the said provision of the Term Sheet or this Agreement shall govern.  Any inconsistency between this Agreement and the Term Sheet, unless otherwise specifically provided for herein, shall be governed by the Term Sheet.

Entire Agreement

6.12         This Agreement, the Term Sheet, the Security and any other documents or instruments contemplated therein shall constitute the entire agreement and understanding among the parties hereto relating to the subject-matter hereof. No provision of this Agreement or the Term Sheet or any other document or instrument in existence among the parties may be modified, waived or terminated except by an instrument in writing executed by the party against whom such modification, waiver or termination is sought to be enforced.

Binding Effect; Successor and Assigns

6.13         This Agreement shall be binding upon and shall enure to the benefit of the parties hereto and their respective successors and permitted assigns; “successors” includes any corporation resulting from the amalgamation of a party with any other corporation.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF this Agreement has been executed, sealed and delivered by the parties hereto.

TUCOWS.COM CO.

by:	/s/ ELLIOT NOSS
	name:	Elliot Noss
	title:	President

TUCOWS (DELAWARE), INC.

by:	/s/ ELLIOT NOSS
	name:	Elliot Noss
	title:	President

TUCOWS, INC.

by:	/s/ ELLIOT NOSS
	name:	Elliot Noss
	title:	President and Chief Executive Officer

MAILBANK NOVA SCOTIA CO.

by:	/s/ STANLEY STERN
	name:	Stanley Stern
	title:	President and Secretary

TUCOWS DOMAIN HOLDINGS CO.

by:	/s/ ELLIOT NOSS
	name:	Elliot Noss
	title:	President

INNERWISE, INC.

by:	/s/ ELLIOT NOSS
	name:	Elliot Noss
	title:	President

BANK OF MONTREAL

by:	/s/ NEIL DOBBIE
	name:	Neil Dobbie
	title:	Commercial Account Manager

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